Exhibit 6.36

                                PATENT ASSIGNMENT


This Agreement is made this 9th day of December, 1998 by and between H. Dieter Braun and Peter E. Braun, both citizens of Germany and residing at Schrenckweg 1, 85658 Egmating, Germany and Schopenhaur Str. 23, 85579 Neubiberg, Germany (collectively "Assignors") and iQ Battery Research & Development GmbH, a German corporation having offices at Inselkammrstr. 4, 8008 Unterhaching, Germany ("Assignee").

     WHEREAS, Assignors or the Assignor H. Dieter Braun are listed as owners and/or owner of German Patent No. P4142628.2, European Patent No. EP 0617846 , U.S. Patent Nos. 5,508,126 and 5,599,636 and other patents and/or patent applications claiming priority based on the filing date of and/or disclosing substantially the same subject matter as said German patent;

WHEREAS, Assignors wish for all rights and interest in such patents and applications, including all divisionals, patents of addition, continuations and continuations-in-part (the "Patent Rights") to be transferred to and owned by Assignee;

     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending for the Assignors and the Assignors' successors and assigns, and Assignee and Assignee's successors and assigns to be legally bound hereby, the parties hereby agree as follows:

1. Assignors hereby confirms the assignment of all of the Patent Rights as provided for in the Contract Concerning industrial Property Rights and Know-How between Assignors and Assignee and dated March 15, 1995. To the extent that such assignment may have been in any respect ineffective to transfer all rights, title and interest in the Patent Rights from Assignors to Assignee, Assignors hereby assign all such rights, title and interest in the Patent Rights to Assignee, including the right to claim priority based on any and/or all of such patent applications. Assignors hereby further confirm the assignment of, and to the extent such assignment may have been in any respect ineffective, do hereby transfer all rights title and interest in all know-how relating to starter batteries and other batteries of the kind covered by the Patent Rights, including the rights to file for and obtain patents and to claim priority.

2. Assignors hereby agree to execute all documents, and do all things that may be reasonably required by Assignee to fully and properly secure, protect and perfect in Assignee its rights title and interest in the Patent Rights.

3. No course of dealing between Assignors and Assignee, nor any failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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4.   The  provisions  of this  Agreement  are  severable,  and if any  clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of the Agreement in any jurisdiction.

5. This Agreement is subject to modification only by a writing signed by the parties.

6. The benefits and burdens of the Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

     IN WITNESS WHEREOF, the Assignors and the duly authorized officers of Assignee have executed this Agreement.


                                   ASSIGNOR:


                                   /s/ H. Dieter Braun
                                   ----------------------------------
                                   H. Dieter Braun


                                   ASSIGNOR:


                                   /s/ Peter E. Braun
                                   ----------------------------------
                                   Peter E. Braun


                                   ASSIGNEE:
                                   iQ Battery Research & Development GmbH


                                       /s/ Peter E. Braun
                                   By: ------------------------------
                                   Name: Peter E. Braun
                                   Title: President